                                      FILED UNDER RULE 424(b)(3) OF REGULATION C
                                                      SEC FILE NUMBER: 333-53157

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JULY 2, 1998)


                                 CENTOCOR, INC.

              $460,000,000 PRINCIPAL AMOUNT OF 4 3/4% CONVERTIBLE
                        SUBORDINATED DEBENTURES DUE 2005
                  (INTEREST PAYABLE AUGUST 15 AND FEBRUARY 15)
                     -------------------------------------
                            9,338,015 COMMON SHARES
                           ($.01 PAR VALUE PER SHARE)
                            ------------------------

     The information in this Prospectus Supplement concerning the Selling Securityholders supplements the statement set forth under the caption "Selling Securityholders" in the Prospectus, as supplemented on July 9, 1998, July 16, 1998, July 29, 1998, August 4, 1998, August 11, 1998, August 18, 1998, August
24, 1998, September 1, 1998, September 3, 1998, September 15, 1998, September 21, 1998, September 24, 1998 and October 1, 1998. Capitalized terms used and not defined herein shall have the meanings given to them in the Prospectus.

                            SELLING SECURITYHOLDERS

     The information set forth under the caption "Selling Securityholders" in the Prospectus, as supplemented on July 9, 1998, July 16, 1998, July 29, 1998, August 4, 1998, August 11, 1998, August 18, 1998, August 24, 1998, September 1, 1998, September 3, 1998, September 15, 1998, September 21, 1998, September 24, 1998, and October 1, 1998, is supplemented to add the following:

                                                                       NUMBER OF
                                                                       CONVERSION
NAME OF SELLING       AMOUNT OF DEBENTURES        PERCENT OF          SHARES THAT
SECURITYHOLDER(1)      BENEFICIALLY OWNED   OUTSTANDING DEBENTURES   MAY BE SOLD(2)
--------------------  --------------------  -----------------------  --------------

Argent Classic
  Convertible
  Arbitrage
  Fund L.P.                    $15,500,000                    3.37%      314,650

Argent Classic
  Convertible
  Arbitrage Fund
  (Bermuda) L.P.               $25,000,000                    5.43%      507,500

Argent Offshore
  Fund, L.P.                   $ 5,000,000                    1.08%      101,500

Boston College                 $   113,000                     .02%        2,293

Employers'
  Reinsurance
  Corporation                  $   578,000                     .12%       11,733

General Motors
  Employees
  Domestic
  Group Pension
  Trust                        $ 1,000,000                     .22%       20,300

Hull
  Overseas, Ltd.               $   100,000                     .02%        2,030

J.M. Hull
  Associates, L.P.              $  500,000                     .11%       10,150

JP Morgan
  Securities
  Incorporated                  $5,000,000                    1.09%      101,500

New Hampshire
  Retirement
  System                        $  614,000                     .13%       12,464

Parker-Hannifin
  Corporation                   $  185,000                     .04%        3,755

ProMutual                       $  516,000                     .11%       10,474

Putnam
  Balanced
  Retirement
  Fund                          $  313,000                     .07%        6,353

Putnam
  Convertible
  Income-Growth
  Trust                         $5,000,000                    1.08%      101,500

Putnam
  Convertible
  Opportunities
  and Income
  Trust                         $  385,000                     .08%        7,815

Putnam Funds
  Trust - Putnam
  High Yield
  Total
  Return Fund                   $   44,000                    .009%          893

Rhone-Poulenc
  Rorer
  Pension Plan                  $  195,000                     .04%        3,958

University
  of Rochester                  $  119,000                     .02%        2,415

_______________
(1) The information set forth herein is as of October 13, 1998 and will be updated as required.

(2) Assumes conversion of the full amount of Debentures held by such holder at the initial conversion price of $49.261 per share of Common Stock. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the Debentures; cash will be paid in lieu of any fractional shares.

The date of this Prospectus Supplement is October 13, 1998.